Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos.333-171220 and 333-171221) and on Form S-1 (No. 333-169550) of Fortegra Financial Corporation of our report dated March 29, 2013, except for Note 9, as to which is dated March 14, 2014 with respect to the consolidated financial statements and financial statement schedules of Fortegra Financial Corporation as of December 31, 2012 and for the years ended December 31, 2012 and 2011, included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Johnson Lambert LLP

Jacksonville, FL
March 14, 2014